EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Fourth Quarter and Full Year 2016 Results

Houston, Texas - February 28, 2017 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported net income of $85.3 million and a net loss of $171.2 million for the three and twelve months ended December 31, 2016, respectively, compared to a net loss of $56.0 million and $318.9 million for the same periods in 2015, respectively. Adjusted EBITDA1 for the three and twelve months ended December 31, 2016 was $202.0 million and $365.5 million, respectively, compared to $(0.1) million and $37.8 million for the comparable 2015 periods, respectively.
During the three months ended December 31, 2016, a total of 24 LNG cargoes were loaded and exported from the Sabine Pass Liquefaction Project (defined below), none of which were commissioning cargoes.
Total operating costs and expenses increased $265.2 million and $582.8 million during the three and twelve months ended December 31, 2016 compared to the three and twelve months ended December 31, 2015, respectively, generally as a result of the commencement of operations of Train 1 and Train 2 of the Sabine Pass Liquefaction Project in May and September 2016, respectively. Depreciation and amortization expense increased during the three and twelve months ended December 31, 2016 as we began depreciation of our assets related to Train 1 and Train 2 of the Sabine Pass Liquefaction Project upon reaching substantial completion. General and administrative expense-affiliate decreased during the three and twelve months ended December 31, 2016 compared to the comparable 2015 periods, partially due to a decrease in the amount payable under our service agreements with affiliates and partially due to a reallocation of resources from general and administrative activities to operating and maintenance activities following commencement of operations at the Sabine Pass Liquefaction Project.
For the three and twelve months ended December 31, 2016, Adjusted EBITDA excludes the impact of loss on early extinguishment of debt associated with the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) in connection with the refinancing of a portion of its credit facilities, by Sabine Pass LNG, L.P. (“SPLNG”) as a result of the redemption of its senior notes, and by Cheniere Creole Trail Pipeline, L.P. as a result of the prepayment of its outstanding term loan, derivative loss (gain) primarily as a result of changes in the forward LIBOR curve over the period as well as an increase in the notional amount of interest rate swaps related to our new credit facilities entered into in February 2016, and changes in the fair value of commodity derivatives. For the three and twelve months ended December 31, 2015, Adjusted EBITDA excludes the impact of losses on early extinguishment of debt related primarily to the write-off of debt issuance costs by SPL in connection with the refinancing of a portion of its credit facilities, derivative loss due primarily to the termination of certain interest rate derivatives, and changes in the fair value of commodity derivatives.
Fourth Quarter 2016 Highlights

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In November 2016, the date of first commercial delivery was reached under the fixed price, 20-year LNG Sale and Purchase Agreement with BG Gulf Coast LNG, LLC relating to the first train of the Sabine Pass Liquefaction Project (defined below).

•
In November 2016, SPLNG redeemed all of its outstanding $420 million in aggregate principal amount of 6.50% Senior Secured Notes due 2020 (the “2020 Notes”) and repaid all of its outstanding $1,665.5 million in aggregate principal amount of 7.50% Senior Secured Notes due 2016 (the “2016 Notes”). Subsequent to the redemption of the 2020 Notes and the repayment of the 2016 Notes, the Cheniere Partners complex has no long-term debt maturity until 2020.

•
In December 2016, Moody’s Investors Service upgraded SPL’s senior secured rating to Ba1 from Ba2. Subsequent to the end of the quarter, in January 2017 Fitch Ratings assigned a BBB- (Investment Grade) rating to senior secured debt issued by SPL.

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1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Sabine Pass Liquefaction Project Update
Through Cheniere Partners, we are developing up to six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”). Each train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 million tonnes per annum (“mtpa”) of LNG.

The Trains are in various stages of operation, construction, and development.

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Construction on Trains 1 and 2 began in August 2012 and substantial completion was achieved in May 2016 and September 2016, respectively. Substantial completion is achieved upon the completion of construction, commissioning and the satisfaction of certain performance tests.

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Construction on Trains 3 and 4 began in May 2013, and as of December 31, 2016, the overall project completion percentage for Trains 3 and 4 was approximately 95.5%, which is ahead of the contractual schedule. In September 2016, commissioning activities commenced on Train 3. Based on the current construction schedule, we expect to reach substantial completion for Train 3 in the first quarter of 2017 and Train 4 in the second half of 2017.

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Construction on Train 5 began in June 2015, and as of December 31, 2016, the overall project completion percentage for Train 5 was approximately 52.4%, which is ahead of the contractual schedule. Engineering, procurement, subcontract work and construction were approximately 96.6%, 76.6%, 43.7% and 11.3% complete, respectively. Based on the current construction schedule, we expect Train 5 to reach substantial completion in the second half of 2019.

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Train 6 is currently under development, with all necessary regulatory approvals in place. We expect to make a final investment decision and commence construction on Train 6 upon, among other things, entering into an engineering, procurement, and construction contract, entering into acceptable commercial arrangements, and obtaining adequate financing.

	Sabine Pass Liquefaction Project
Liquefaction Train	Train 1	Train 2	Trains 3-4	Train 5
Project Status	Operational	Operational	96% Overall Completion	52% Overall Completion
Expected Substantial Completion	-	-	T3 - 1Q 2017 T4 - 2H 2017	2019

Distributions to Unitholders
We paid a cash distribution per common unit of $0.425 to unitholders of record as of February 2, 2017, and the related general partner distribution on February 13, 2017.

We estimate that the annualized distribution to common unitholders for fiscal year 2016 will be $1.70 per unit.

Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the fourth quarter and full year on Tuesday, February 28, 2017, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns 100% of the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two marine berths that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P.,

Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

Cheniere Partners, through its subsidiary, SPL, is developing and constructing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners, through SPL, plans to construct over time up to six liquefaction trains, which are in various stages of development and construction. Trains 1 and 2 have commenced commercial operations, Train 3 is undergoing commissioning, Trains 4 and 5 are under construction and Train 6 is fully permitted. Each liquefaction train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG. SPL has entered into six third-party LNG sale and purchase agreements (“SPAs”) that in the aggregate equate to approximately 19.75 mtpa of LNG and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31, (1)
	2016	2015	2016	2015
Revenues
LNG revenues	$205,913	$—	$539,468	$—
LNG revenues—affiliate	277,721	—	293,957	—
Regasification revenues	66,262	65,833	263,030	265,637
Regasification revenues—affiliate	717	1,439	3,785	4,391
Total revenues	550,613	67,272	1,100,240	270,028

Operating costs and expenses
Cost (cost recovery) of sales (excluding depreciation and amortization expense shown separately below)	198,572	(476)	410,433	(31,466)
Cost of sales—affiliate	60	—	1,490	—
Operating and maintenance expense	47,322	13,576	126,878	62,406
Operating and maintenance expense—affiliate	16,236	9,024	52,137	29,379
Development expense (recovery)	(11)	219	126	2,850
Development expense—affiliate	27	160	396	722
General and administrative expense	3,822	3,810	13,200	15,079
General and administrative expense—affiliate	21,658	41,551	89,523	122,312
Depreciation and amortization expense	63,520	18,147	155,621	65,704
Total operating costs and expenses	351,206	86,011	849,804	266,986

Income (loss) from operations	199,407	(18,739)	250,436	3,042

Other income (expense)
Interest expense, net of capitalized interest	(128,222)	(42,247)	(356,900)	(184,600)
Loss on early extinguishment of debt	(18,298)	—	(71,824)	(96,273)
Derivative gain (loss), net	31,961	4,819	5,544	(41,722)
Other income	497	127	1,549	662
Total other expense	(114,062)	(37,301)	(421,631)	(321,933)

Net income (loss)	$85,345	$(56,040)	$(171,195)	$(318,891)

Basic net income (loss) per common unit	$0.07	$0.01	$(0.20)	$(0.43)
Diluted net income (loss) per common unit	$0.07	$(0.09)	$(0.20)	$(0.43)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	57,089	57,083	57,086	57,081

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$—	$146,221
Restricted cash	604,944	274,557
Accounts and other receivables	90,196	741
Accounts receivable—affiliate	99,336	1,271
Advances to affiliate	37,697	39,836
Inventory	97,431	16,667
Other current assets	28,656	14,182
Total current assets	958,260	493,475

Non-current restricted cash	—	13,650
Property, plant and equipment, net	14,158,187	11,931,602
Debt issuance costs, net	120,704	132,091
Non-current derivative assets	82,861	30,304
Other non-current assets, net	222,328	232,031
Total assets	$15,542,340	$12,833,153

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$27,162	$16,407
Accrued liabilities	417,502	224,292
Current debt, net	223,500	1,673,379
Due to affiliates	99,529	115,123
Deferred revenue	72,631	26,669
Deferred revenue—affiliate	717	717
Derivative liabilities	14,446	6,430
Other current liabilities	224	—
Total current liabilities	855,711	2,063,017

Long-term debt, net	14,209,229	10,018,325
Non-current deferred revenue	5,500	9,500
Non-current derivative liabilities	2,001	2,884
Other non-current liabilities	165	175
Other non-current liabilities—affiliate	26,680	26,321

Commitments and contingencies

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at December 31, 2016 and 2015)	129,712	305,747
Class B unitholders’ interest (145.3 million units issued and outstanding at December 31, 2016 and 2015)	62,256	(37,429)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at December 31, 2016 and 2015)	239,909	428,035
General partner’s interest (2% interest with 6.9 million units issued and outstanding at December 31, 2016 and 2015)	11,177	16,578
Total partners’ equity	443,054	712,931
Total liabilities and partners’ equity	$15,542,340	$12,833,153

(1)	Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net income (loss) before interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, changes in the fair value of our commodity derivatives and other income. Adjusted EBITDA is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2016 and 2015 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$85,345	$(56,040)	$(171,195)	$(318,891)
Interest expense, net of capitalized interest	128,222	42,247	356,900	184,600
Loss on early extinguishment of debt	18,298	—	71,824	96,273
Derivative loss (gain), net	(31,961)	(4,819)	(5,544)	41,722
Other income	(497)	(127)	(1,549)	(662)
Income (loss) from operations	$199,407	$(18,739)	$250,436	$3,042
Adjustments to reconcile income (loss) from operations to Adjusted EBITDA:
Depreciation and amortization expense	63,520	18,147	155,621	65,704
Loss (gain) from changes in fair value of commodity derivatives, net	(60,965)	510	(40,559)	(30,948)
Adjusted EBITDA	$201,962	$(82)	$365,498	$37,798

CONTACTS:
Investors: Randy Bhatia: 713-375-5479
Media: Faith Parker: 713-375-5663